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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DSG INTERNATIONAL LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DSG INTERNATIONAL LIMITED

Notice of Fourteenth Annual General Meeting of Shareholders

To Be Held November 29, 2005

November 1, 2005

The Fourteenth Annual General Meeting of Shareholders of DSG International Limited will be held at Symphony Capital Partners (Asia) Pte Ltd, 9 Raffles Place, #52-02 Republic Plaza Tower 1, Singapore 048619 on Tuesday, November 29, 2005 at 10:00 a.m. local time, for the following purposes:

1.	To elect directors for the ensuing year;

2.	To ratify the appointment of Deloitte Touche Tohmatsu as independent auditors for the fiscal year 2005; and

3.	To consider and act upon any other matters as may properly come before the meeting and any adjournment thereof.

Only shareholders of record at the close of business on October 17, 2005 are entitled to notice of and to vote at the meeting or any adjournment thereof.

Any shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote instead of him. If you do not expect to attend in person, please sign and return the enclosed Proxy in the envelope provided which requires no postage if mailed in the United States.

By order of the Board of Directors,

Johnny Tsui Secretary

DSG INTERNATIONAL LIMITED

17th Floor, Watson Centre

16-22 Kung Yip Street

Kwai Chung

Hong Kong

Tel : 852-2484-4820

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of DSG International Limited (the “Company”) of proxies to be used at the Fourteenth Annual General Meeting of the Shareholders of the Company to be held on Tuesday, November 29, 2005 at 10:00 a.m. local time at Symphony Capital Partners (Asia) Pte Ltd, 9 Raffles Place, #52-02 Republic Plaza Tower 1, Singapore 048619 and at any adjournment thereof. The Company was formed on December 31, 1991 and became the holding company of the Company’s predecessor DSG Holdings Limited and its subsidiaries.

This proxy statement and the accompanying form of proxy will be mailed to shareholders on or about November 1, 2005.

PROXY SOLICITATION

A form of proxy is enclosed for use at the meeting. Unless contrary instructions are indicated on the proxy, all shares represented by the valid proxies received pursuant to this solicitation will be voted FOR election of the nominees for directors of the Company named in this proxy statement and FOR the appointment of the independent accountants and as the proxy holders deem advisable on other matters that may come before the meeting. In the event a shareholder specifies a different choice by means of the proxy, his or her shares will be voted in accordance with the specifications so made. If any other matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matters. A proxy may be revoked by a shareholder at any time before it is voted by delivering written notice to the Company at its address listed above, by submitting a subsequently dated proxy or by attending the meeting and voting by ballot.

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Proxies may be solicited by directors, officers and regular employees of the Company, who will receive no additional compensation for such solicitation, in person, by telephone or facsimile. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in accordance with the regulations of the Securities and Exchange Commission on sending proxies and proxy material to the beneficial owners of shares held of record by others.

On October 17, 2005, the record date for the determination of shareholders entitled to vote at the meeting, 7,258,316 Ordinary Shares were outstanding and carry the right to one vote for each such share with respect to each matter to be voted on at the meeting. The approval of a majority of the votes cast is required for the election of directors, the ratification of the appointment of independent accountants and other matters that may be properly brought before the meeting.

ELECTION OF DIRECTORS

The Board of Directors expects that all the nominees will be able and willing to serve as directors. If, at the time of the Annual General Meeting on November 29, 2005, any nominee is unable or declines to serve, the proxies may be voted for another person nominated by the present Board of Directors to fill the vacancy or the size of the Board may be reduced.

The following table sets forth certain biographical information concerning each nominee.

Name, age and year elected a director	Principal occupation and other information
Brandon Wang 59 1973	Mr. Wang founded the Company in Hong Kong in 1973 and has been a director and the Company’s Chairman and Chief Executive Officer since that time. Mr. Wang is a graduate of St. Francis Xavier’s College in Kowloon, Hong Kong. As of the date of this proxy statement Mr. Wang is the beneficial owner of 3,321,680 of the Company’s Ordinary Shares.

Johnny Tsui 64 1973	Mr. Tsui helped establish the Company in 1973 and has served as a director and Vice President of the Company since that time. In September 1995, Mr. Tsui was appointed as Secretary of the Company. Mr. Tsui has also served as Chief Operating Officer of the Company’s Asian operation since 1991. As of the date of this proxy statement Mr. Tsui owns 434,000 of the Company’s Ordinary Shares.

Patrick Tsang 59 1980	Mr. Tsang has been a director of the Company since 1980, and was appointed a Vice President in January 1992. Mr. Tsang was Secretary of the Company from March 1992 to September 1995. In 1988, Mr. Tsang started up the Company’s Australian operation. Since July 1993 Mr. Tsang has also served as Chief Operating Officer of the Company’s European operations. Mr. Tsang has a Ph.D. in Engineering from the University of London. Mr. Tsang also attended a Management Science course at Imperial College, London. As of the date of this proxy statement Mr. Tsang is the beneficial owner of 322,000 of the Company’s Ordinary Shares.

Terence Leung 54 1991	Mr. Leung was the Company’s Chief Financial and Accounting Officer from 1988 to 2001. Mr. Leung was appointed a director in 1991 and a Vice President in January 1992. Before joining the Company in 1978, Mr. Leung worked as an accountant with several major trading corporations in Hong Kong. Mr. Leung is a chartered public accountant in the United Kingdom and Hong Kong. As of the date of this proxy statement Mr. Leung owns 317,000 of the Company’s Ordinary Shares.

Name, age and year elected a director	Principal occupation and other information
Peter Chang 59 1991	Mr. Chang was the Chief Operating Officer of the Company’s U.S. operations from 1988 to 2001. Mr. Chang became a director in 1991 and a Vice President in January 1992 and currently serves as Chief Financial Officer and Chairman of the Company’s North American operations. Prior to joining the Company, Mr. Chang held various engineering and management positions with major U.S. airlines, based in New York. Mr. Chang has a Master’s Degree in Operations Research from Kansas State University. Mr. Chang was appointed as Chief Financial Officer on January 17, 2004. As of the date of this proxy statement Mr. Chang owns 324,000 of the Company’s Ordinary Shares.

Owen Price 79 1994	Mr. Price became a director in April 1994. In 1993 Mr. Price retired as the Managing Director of Dairy Farm International Holdings Limited which he joined in 1974. Prior to that time, Mr. Price had 27 years experience with a large Australian retailer, Woolworths Ltd., where he started as an Executive Trainee and worked his way to become Chief Executive in 1971. Mr. Price has served on a number of retail councils in different countries and has been an adviser to the Australian government on trade matters. Mr. Price is a director of numerous companies in the Asia Pacific region including three other listed public companies: Dairy Farm International Holdings Limited, Cycle And Carriage Limited (alternate director) and The Hour Glass Limited. Mr. Price does not own any of the Company’s Ordinary Shares.

Anil Thadani 59 1995	Mr. Thadani advises the Company on financial matters, corporate strategy and development, and was a director of the Company from 1989 until April 1995, when he resigned as a result of his interest in the going private transaction. Mr. Thadani was re-elected to the Board in September 1995. Mr. Thadani is the Founder and Chairman of Symphony Capital Partners Limited, an investment and investment advisory offices in Singapore, Hong Kong and India. Mr. Thadani has been involved in private equity investment in Asia since 1981, first as a Founder of Arral & Partners Limited and then as Chairman and Founder of Schroder Capital Partners Limited which was found in 1992 as a joint-venture with Schroders, plc of the U.K. Mr. Thadani is also a director of numerous companies, some of which are public listed companies in Singapore, Thailand and India. Mr. Thadani has a Master’s Degree in Chemical Engineering from the University of Wisconsin, Madison, and an M.B.A. from the University of California at Berkeley. As of the date of this proxy statement Mr. Thadani owns 70,000 of the Company’s Ordinary Shares.

Brandon Wang is married to Eileen Wang-Tsang, who is Patrick Tsang’s sister. Peter Chang is married to Brandon Wang’s sister.

The Board of Directors recommends the shareholders vote FOR the election of each of these nominees.

Board and Committee Meetings

The Board of Directors has, as standing Committees, an Executive Committee and an Audit Committee.

The Executive Committee of the Board of Directors consists of Brandon Wang, Johnny Tsui, Patrick Tsang, Terence Leung and Peter Chang. It has authority to take any action, other than appointment of auditors, election and removal of directors and appointment of officers, which can be taken only by the Board of Directors.

During 2004, the Company’s Audit Committee consisted of Anil Thadani and Owen Price. Mr. Thadani is qualified and has been designated as the committee’s financial expert. Mr. Thadani and Mr. Price are considered independent as defined in Rule 10A-3b(1)(i) of the Securities Exchange Act of 1934. The principal functions of the Audit Committee are (i) to select and to engage the independent auditors to be employed by the Company; (ii) to consult with the independent auditors with regard to the plan of audit, (iii) to review, in consultation with the independent auditors, their audit report or proposed audit report; (iv) to consult with the independent auditors with regard to the adequacy of the Company’s internal accounting controls; (v) to approve the audit fees and any non-audit services performed by the independent auditors.

Ownership of Voting Stock by Directors, Officers and Certain Beneficial Owners

The following table gives data as of December 31, 2004 concerning (i) the beneficial ownership of the Company’s Ordinary Shares by all directors and officers as a group as reported by each person, and (ii) the persons known to the Company to be the beneficial owners of more than 10% of the outstanding Ordinary Shares of the Company.

Name of director / beneficial owner	Total shares beneficially owned as of December 31, 2004		Percentage of total shares outstanding as of December 31, 2004
Brandon Wang	3,321,680	(1)	45.76%
Directors and Officers as a Group (7 persons)	4,788,680	(1)	65.98%

(1)	Includes 140,580 Ordinary Shares owned by Brandon Wang’s wife, Eileen Wang, as to which he disclaims beneficial ownership.

As at the date of this proxy statement Brandon Wang and four other members of Management own more than 50% of the Company’s outstanding Ordinary Shares and, acting together, are able to control the election of the Board of Directors, and thus the direction and future operations of the Company, including decisions regarding acquisitions and other business opportunities, the declaration of dividends and the issuance of additional Ordinary Shares and other securities, in each case without the supporting vote of any other shareholder of the Company. In addition, Brandon Wang is controlling shareholder of the Company and thus may be deemed to be a parent of the Company under the rules and regulations of the Securities Act of 1934.

Compensation of Directors and Officers

In 2004 the aggregate remuneration paid by the Company and its subsidiaries to all directors and senior managers of the Company as a group for services in all capacities was approximately $7,241,664.

Certain Transactions

The following table sets forth the aggregate amount of loans made by the Company to Brandon Wang, the founder, principal shareholder and Chief Executive Officer of the Company and to a trust of which he is a beneficiary :

	Balance at beginning of year	Loans extended	Loans repaid	Balance at end of year
	(dollars in thousands)
Year ended December 31, 2004	$—	$—	$—	$—
Year ended December 31, 2003	$8,551	$—	$8,551	$—
Year ended December 31, 2002	$10,744	$1,868	$4,061	$8,551

As of December 31, 2004, the Company had a payable balance of $37,000 to Mr. Brandon Wang, Chief Executive Officer. This payable amount was classified as other current liabilities. The Company repaid $1.2 million to Mr. Brandon Wang during 2004.

During 2003, Mr. Brandon Wang, the Company’s Chief Executive Officer, and a Trust controlled by him repaid the entire shareholder loan, which had an outstanding balance of $8.6 million on December 31, 2002. To repay the shareholder loan, Mr. Wang used funds from a shareholder dividend paid by the Company in March 2003, shares sold back to the Company and net proceeds from the sale of his London residence.

On March 19, 2003, 375,000 restricted shares were granted to Mr. Wang under the Company’s Equity Participation Plan. These restricted Ordinary Shares were considered bonus shares that had a six-month vesting period from the date of grant. After expiration of the vesting period on September 23, 2003, Mr. Wang sold these restricted Ordinary Shares back to the Company at the prevailing market price of $7.01 per share. Mr. Wang received payment of $5.00 per share ($1.875 million) at the time of the share repurchase. The Company has a remaining balance of $754,000 due Mr. Wang on the 375,000 restricted Ordinary Shares of $2.01 per share as of year ended December 31, 2003.

On March 20, 2003, the Board of Directors of the Company authorized the purchase of the London residence of Mr. Wang, for its fair market value of $12.3 million as determined by an independent appraiser. The net proceeds of this transaction of $5.7 million was used by Mr. Wang to repay a portion of the shareholder loan due to the Company. The Board of Directors authorized Mr. Wang and his wife’s use and lease of this London property from the Company at a market rate of $36,000 per month.

In 2004 and 2003, the Company received a rental income of $432,000 and $216,000, respectively, from Mr. Brandon Wang and his wife on the use and lease of the London property.

During 2003 and 2002, Mr. Wang and a trust controlled by him repaid $8.6 million and $4.1 million, respectively, to the Company. In 2002, the Company advanced $1.9 million to Mr. Wang and to a trust of which he is a beneficiary. This advance was made under a loan and security agreement in which the Company agreed to make loans to Mr. Wang from time to time, subject to any limit on such loans which may be imposed by the Board of Directors. The loans were repayable on demand evidenced by promissory notes bearing interest at a rate equal to 1.5% over LIBOR or such other rate that the Board of Directors and the borrower shall agree in writing. Interest of $81,000 and $230,000 was charged on these advances in 2003 and 2002, respectively.

As a result of these series of transactions and the remaining payable balance of $754,000 due to shares repurchased from Mr. Wang, the Company had a balance of $1.2 million payable to Mr. Wang and a Trust controlled by him as of December 31, 2003.

In 2004, certain directors and key employees of the Company purchased shares of the Company’s Thailand subsidiary at amounts below market value. The Company recognized $2.0 million of compensation expense related to this transaction.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors of the Company has selected the firm of Deloitte Touche Tohmatsu, independent certified public accountants, as the independent auditors to make an examination of the consolidated financial statements of the Company and its subsidiaries for the 2005 fiscal year, subject to ratification by the shareholders. Ratification will require the affirmative vote of a majority of the Ordinary Shares present and voting at the meeting in person or by proxy.

Fees Paid to Independent Auditors

Audit Fees

During fiscal 2004, the Company paid Deloitte & Touche LLP fees in the aggregate amount of approximately $755,534 for the annual audit of financial statements of the Company and its subsidiaries and the quarterly reviews of financial statements included in Forms 6-K filed with the SEC.

Audit Related Fees

During fiscal 2004, the Company paid Deloitte & Touche LLP approximately $64,749 for audit related services for proposed initial public offering in Stock Exchange of Thailand of the Company’s Southeast Asian group of companies.

Tax Fees

During fiscal 2004, the Company paid Deloitte & Touche LLP approximately $196,646 for tax services. These services were primarily related to the preparation of tax returns, tax compliance and tax planning related to the divestiture of a business.

The Board of Directors recommends a vote FOR this proposal.

SUBMISSION OF PROPOSALS FOR 2006 ANNUAL GENERAL MEETING

All proposals of shareholders which are intended to be presented at the next Annual General Meeting of Shareholders must be received at the Principal Executive Office of the Company, 17th Floor, Watson Centre, 16-22 Kung Yip Street, Kwai Chung, Hong Kong not later than December 31, 2005 for inclusion in the 2006 proxy statement and form of proxy.

OTHER MATTERS

The Board does not know of any other business which may be presented for consideration at the meeting. If any business not described herein should come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

By order of the Board of Directors,

Johnny Tsui Secretary

Date: November 1, 2005

DSG INTERNATIONAL LIMITED

PROXY SOLICITED BY BOARD OF DIRECTORS

For Annual Meeting November 29, 2005

Johnny Tsui and Peter Chang, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned at the Annual General Meeting of Shareholders of DSG International Limited to be held on Tuesday, November 29, 2005, and at any adjournment thereof.

(Continued and to be executed and dated on the reverse side hereof)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of directors and FOR Item 2.	Please Mark Here for Address Change or Comments ☐
SEE REVERSE SIDE

			FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS	FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed	2. Ratification of the appointment of Deloitte Touche Tohmatsu as the Company’s independent auditors for the current fiscal year. ☐	☐	☐
	☐	☐
3. Upon any other matters which might properly come before the meeting
Nominees: 01 Brandon Wang, 02 Johnny Tsui, 03 Patrick Tsang, 04 Terence Leung, 05 Peter Chang, 06 Owen Price, 07 Anil Thandani.

(Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list above.)

Dated: __________________________________, 2005

___________________________________________
(Shareholder’s Signature)

___________________________________________
(Shareholder’s Signature)

Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

PLEASE DATE, SIGN AND RETURN

Ù FOLD AND DETACH HERE Ù